Exhibit 99.1

FOR FURTHER INFORMATION:	RE:	FTI Consulting, Inc.
900 Bestgate Road
Annapolis, MD 21401
(410) 224-8770

AT FTI CONSULTING:	AT FINANCIAL RELATIONS BOARD:

Jack Dunn	Marilyn Windsor	Lisa Fortuna	Tim Grace
President & CEO	General Inquiries	Analyst Inquiries	Media Inquiries
(410) 224-1483	(702) 515-1260	(312) 640-6779	(312) 640-6667

FOR IMMEDIATE RELEASE

WEDNESDAY, FEBRUARY 16, 2005

FTI CONSULTING, INC. ANNOUNCES FOURTH-QUARTER, FULL-YEAR RESULTS

Fourth-Quarter EPS $0.27, Full-Year EPS $1.10 before One-Time Charges of $0.09 per Share;

Provides Additional 2005 Outlook Detail

ANNAPOLIS, MD, February 16, 2005—FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting, today reported its results for the fourth quarter and year ended December 31, 2004. The company also provided its outlook for 2005. The financial results and 2005 outlook in this release are consistent with the preliminary unaudited results and outlook previously announced by the company on February 1, 2005.

Fourth-Quarter Results

For the quarter, revenues were $104.9 million, an increase of 9.0 percent compared with $96.2 million for the fourth quarter of 2003. Income from operations before one-time charges declined 22.4 percent to $20.1 million from $25.9 million before one-time charges in the comparable quarter last year. Income from operations for the fourth quarter of 2004 was reduced by one-time charges totaling $6.2 million described below, while income from operations for the 2003 period was reduced by one-time charges of $3.1 million.

Earnings per share before one-time charges in the fourth quarter of 2004 declined 22.9 percent to $0.27 on a diluted basis compared with $0.34 last year before one-time charges. Earnings per share for the fourth quarter of 2004 were reduced by approximately $0.01 for a change in the company’s income tax rate for calendar 2004 to 42.1 percent from the 41.6 percent estimated rate used for the first nine months of the year, and were also reduced by one-time charges totaling approximately $0.09 per share as follows: (a) a $0.06 per share charge for moving the company’s New York office and closing one of its Saddle Brook, N.J., offices; (b) a $0.02 per share non-cash charge for amortization expense on intangibles related to the fourth-quarter 2003 acquisitions of DAS and Lexecon based on the independent purchase price allocations and assigned useful lives that differed from the preliminary

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estimates; and (c) a $0.01 per share charge for a discount of $475,000 related to the prepayment of a $6.0 million note receivable, due in 2010, from the purchasers of the company’s former SEA subsidiary. Earnings per share for the fourth quarter of 2003 were reduced by approximately $0.04 per diluted share for “special termination expenses” in FTI’s corporate finance/restructuring practice. Earnings per diluted share on a Generally Accepted Accounting Principles (GAAP) basis after the one-time charges were $0.18 for the fourth quarter of 2004 and $0.30 for the fourth quarter of 2003. In addition, earnings for the fourth quarter of 2004 benefited by approximately $0.02 per share related to the settlement of various lawsuits, net of legal costs.

Earnings from operations before interest, taxes, depreciation and amortization (EBITDA) before one-time charges (Adjusted EBITDA) were $25.3 million compared with $25.9 million in the prior year, a decrease of 2.3 percent. Although Adjusted EBITDA and EBITDA are not measures of financial condition or performance determined in accordance with GAAP, FTI believes that they are useful operating performance measures for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in its industry. FTI uses EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. A reconciliation of Adjusted EBITDA before one-time charges to net earnings and EBITDA is included in the accompanying tables to this press release. Adjusted EBITDA and EBITDA are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, because the calculation of EBITDA in the maintenance covenants contained in FTI’s credit facilities is based on accounting policies in use, consistently applied from the time the indebtedness was incurred, Adjusted EBITDA and EBITDA as supplemental financial measures are also indicative of the company’s capacity to service debt and thereby provide additional useful information to investors regarding the company’s financial condition and results of operations. Adjusted EBITDA and EBITDA for purposes of those covenants are not calculated in the same manner as they are calculated in the accompanying table.

Cash flow provided by operations was $28.2 million compared with $14.7 million in the fourth quarter of 2003. At December 31, 2004, FTI had cash and cash equivalents of approximately $25.7 million. Total long-term debt at December 31, 2004 was $105.0 million. During the fourth quarter, the company repurchased 78,400 shares of common stock at an average price of $18.89 per share, for an aggregate of approximately $1.5 million. At December 31, 2004, the remaining amount authorized under the company’s current share repurchase program was approximately $35.2 million.

Total headcount at December 31, 2004 was 1,035, and billable headcount was 745. Utilization of billable personnel was approximately 74 percent for the fourth quarter, and average rate per hour for the quarter was approximately $359.

Fourth-Quarter Business Segment Results

FTI’s three major business practices—corporate finance/restructuring, forensic and litigation consulting, and economic consulting—began reporting as segments beginning with the first quarter of 2004 in accordance with GAAP under Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. In 2003, FTI’s business practices were not

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operated as segments, and accordingly the company did not report results of operations by segment. The accompanying table reports revenues and Adjusted EBITDA before one-time charges by segment for the fourth quarter and full year 2004, as well as associated segment business metrics, and for the fourth quarter and full year 2003 reports only revenues and associated business metrics by major practice area, which are estimates derived from classifying client engagements by the principal nature of the service.

Corporate finance/restructuring revenues were $39.2 million for the fourth quarter. Although 33.1 percent less than the $58.6 million recorded in the 2003 fourth quarter, revenues were essentially flat when allowance is made for the revenues lost after a group of professionals in the company’s restructuring practice departed in the first quarter of 2004. Its Adjusted EBITDA margin before one-time charges was 30.3 percent for the fourth quarter of 2004, and decreased sequentially from 33.6 percent in the prior quarter, primarily as a result of the continued significant investments in its transaction advisory, interim management, and merger and acquisition practices.

Forensic and litigation consulting revenues increased 53.4 percent to $44.8 million in the fourth quarter from $29.2 million last year as a result of organic growth and the acquisitions of the former dispute advisory business of KPMG (DAS) and Ten Eyck Associates in the fourth quarter of 2003, but reflected a smaller than expected increase from its third-quarter 2004 revenues of $44.0 million, primarily due to a greater than anticipated seasonal slowdown in the fourth quarter. This segment’s fourth-quarter Adjusted EBITDA margin before one-time charges of approximately 26.4 percent reflected a small sequential quarterly decrease from 26.6 percent for the same reason.

Economic consulting revenues were $20.9 million in the fourth quarter of 2004, increasing 148.8 percent from $8.4 million in the fourth quarter of 2003 as a result of the acquisition of Lexecon late in the fourth quarter of 2003 and the organic growth of FTI’s legacy network industries practice, but reflected a smaller than expected increase from its third-quarter revenues of $20.0 million primarily due to a greater than anticipated seasonal slowdown in portions of the business in the fourth quarter. This segment’s Adjusted EBITDA margin before one-time charges of 25.0 percent in the fourth quarter reflected a significant sequential quarterly increase from 16.8 percent, due primarily to a recovery from its temporary slowdown in the third quarter of its legacy telecommunications and other regulatory consulting practices that have higher margins than the portions of the business affected by the fourth quarter seasonal slowdown.

Year 2004 Results

For the year ended December 31, 2004, revenues were $427.0 million, an increase of 13.7 percent compared with $375.7 million from continuing operations for 2003. Income from operations before one-time charges declined 25.6 percent to $84.7 million from $113.8 million from continuing operations in the prior year, and earnings per diluted share before one-time charges declined 30.8 percent to $1.10 on a diluted basis compared with $1.59 last year from continuing operations. Earnings per share were reduced by the previously mentioned one-time charges totaling approximately $0.09 per share for 2004 and $0.04 per share for 2003. Earnings per share on a GAAP basis were $1.01 for 2004 and $1.54 from continuing operations for 2003. In addition, earnings for 2004 benefited by approximately $0.02 per share related to the settlement of various lawsuits, net of legal costs.

Discontinued operations in 2003 include the results of the company’s former SEA practice group, which was sold on August 31, 2003. Income from operations of discontinued operations was $1.6 million, or

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$0.04 per share, for the year ended December 31, 2003. Net loss from sale of discontinued operations for the year ended December 31, 2003 was $7.0 million, or $0.17 per share. Including the discontinued SEA practice group, earnings per diluted share for 2003 on a GAAP basis were $1.41.

Cash flow provided by operations for the year ended December 31, 2004, was $58.4 million compared with $95.6 million in the prior year. As previously reported, cash flow from operations was reduced by several one-time events in the 2004 first quarter, including approximately $7.0 million to provide working capital for one of the company’s late-2003 acquisitions, and approximately $10.0 million of retainers returned to clients in connection with the first-quarter personnel departures. Adjusted EBITDA from operations before one-time charges was $100.8 million compared with $123.5 million in the prior year, a decrease of 18.4 percent.

Utilization of billable personnel was approximately 77 percent for the full year 2004. Average rate per hour for the year was $354.

For the year, corporate finance/restructuring revenues were $162.5 million, 36.3 percent less than the $255.3 million recorded in 2003, as a result of the reduced volume of new business in the restructuring market, as well as the departure of a number of professionals in the company’s restructuring practice in the first quarter of 2004. Its Adjusted EBITDA margin before one-time charges was 31.2 percent and reflected significant investments in its transaction advisory, interim management and merger and acquisition practices.

Forensic and litigation consulting revenues increased 73.3 percent to $178.7 million from $103.1 million last year as a result of organic growth and the acquisitions of the former dispute advisory business of KPMG (DAS) and Ten Eyck Associates in the fourth quarter of 2003. Its Adjusted EBITDA margin before one-time charges was 28.3 percent and reflected continued investments in key new personnel and the development of new and/or expanded offerings in homeland security, electronic evidence, and data repository consulting.

Economic consulting revenues were $85.9 million in 2004, increasing 396.5 percent from $17.3 million in 2003 as a result of the acquisition of Lexecon late in the fourth quarter of 2003 in addition to organic growth. This segment’s Adjusted EBITDA margin of 22.5 percent before one-time charges was approximately as anticipated.

Outlook for 2005

Revenues are anticipated to range from $460.0 million to $480.0 million, EBITDA to range from $106.0 million to $113.0 million, and earnings per diluted share to range from $1.20 to $1.30. The company expects cash flow from operations to range between $75.0 million and $85.0 million. Average bill rates and utilization are anticipated to be approximately $359 and 75 percent (on a 2,032 hours base), respectively. Average billing rates in 2005 are expected to remain similar to 2004 as rate increases will be offset by changes in staff mix. Utilization in 2005 is predicted to be somewhat lower than 2004, reflecting the company’s continued investment in people and practices. EBITDA margins are expected to improve from 2004 in each of the company’s business segments, and decrease slightly overall, reflecting greater corporate activity including a focus on marketing activities.

Commenting on the 2005 outlook, Jack Dunn, FTI’s president and chief executive officer, said, “As

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discussed in our prior press release, we expect the market drivers for FTI’s services in 2005 to include increasing default levels in the latter part of 2005 that will strengthen the market for our corporate finance/restructuring business toward the end of the year; the continued effects of Sarbanes-Oxley and federal, state and local emphasis on corporate governance that will combine to increase demand for our forensic and litigation consulting practice; and increased economic activity, generally, and merger and acquisition activity, specifically, that will benefit our economic consulting business. Given these dynamics, the investments we’ve made to build this platform and our market position, we expect to continue to add senior-level personnel and associated staff in 2005 and to aggressively increase our branding and marketing activities to capitalize on this position.”

The accompanying table also indicates business metrics by segment for 2005.

Fourth-Quarter and Year-End Conference Call

FTI will hold a conference call to discuss fourth-quarter and year-end results and management’s outlook for 2005 at 11:00 a.m. Eastern time on Thursday, February 17, 2005. The call can be accessed live and will be available for replay over the Internet by logging onto www.vcall.com as well as on the company’s website, www.fticonsulting.com, for 90 days.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic and litigation consulting, and economic consulting. Strategically located in 24 of the major US cities and London, FTI’s total workforce of approximately 1,000 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2004 AND 2003

(in thousands, except per share data)

	Year Ended
	December 31, 2004	December 31, 2003
Revenues	$427,005	$375,695

Direct cost of revenues	234,970	176,429
Selling, general and administrative expenses	102,060	78,701
Loss on abandoned facilities	4,670	—
Special termination charges	—	3,060
Amortization related to revaluation of other intangible assets acquired in 2003	1,559	—
Amortization of other intangible assets	5,277	3,680

	348,536	261,870

Operating income	78,469	113,825

Other income (expense)
Interest expense, net	(5,611)	(4,196)
Discount on note receivable	(475)	—
Litigation settlements	1,672	—

Income from continuing operations before income tax provision	74,055	109,629

Income tax provision	31,177	44,838

Income from continuing operations	42,878	64,791

Income from operations of discontinued operations, net of income tax provision(1)	—	1,649
Loss from sale of discontinued operations, net of income tax provision	—	(6,971)

Loss from discontinued operations	—	(5,322)

Net income	$42,878	$59,469

Earnings per common share - basic
Income from continuing operations	$1.02	$1.58
Loss from discontinued operations	—	(0.13)

Net income	$1.02	$1.45

Weighted average common shares outstanding - basic	42,099	40,925

Earnings per common share - diluted
Income from continuing operations	$1.01	$1.54
Loss from discontinued operations	—	$(0.13)

Net income	$1.01	$1.41

Weighted average common shares outstanding - diluted	42,512	42,046

(1) Revenues included in discontinued operations were $24,011 for the year ended December 31, 2003.

Supplemental Financial Data

	December 31, 2004	December 31, 2003
	(in thousands)
EBITDA Reconciliation:
Adjusted EBITDA from continuing operations(3)	$100,760	$123,537
Loss from subleases	4,670	—
Litigation settlements	1,672	—

EBITDA from continuing operations(2)	94,418	123,537
Depreciation and other amortization	9,113	6,032
Amortization of other intangible assets	6,836	3,680

Operating income	78,469	113,825
Litigation settlements	1,672	—
Interest expense, net	(5,611)	(4,196)
Discount on note receivable	(475)	—
Income taxes	(31,177)	(44,838)

Income from continuing operations	42,878	64,791
Loss from discontinued operations	—	(5,322)

Net income	$42,878	$59,469

(2)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.
(3)	Adjusted EBITDA represents EBITDA excluding certain gains, losses and other charges that do not related to the ongoing operations of our business. Adjusted EBITDA as defined above may not be similar to adjusted EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that adjusted EBITDA is useful to investors because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our business.

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31, 2004 AND 2003

(in thousands, except per share data)

	Three Months Ended
	December 31, 2004	December 31, 2003
	(unaudited)
Revenues	$104,887	$96,225

Direct cost of revenues	57,976	49,377
Selling, general and administrative expenses	25,712	19,636
Loss on abandoned facilities	4,670	—
Special termination charges	—	3,060
Amortization related to revaluation of other intangible assets acquired in 2003	1,559	—
Amortization of other intangible assets	1,057	1,355

	90,974	73,428

Operating income	13,913	22,797

Other income (expense)
Interest expense, net	(1,433)	(780)
Prepayment discount on note receivable	(475)	—
Litigation settlements	1,672	—

Income from continuing operations before income tax provision	13,677	22,017

Income tax provision	6,060	9,353

Net income	$7,617	$12,664

Earnings per common share - basic	$0.18	$0.30

Weighted average common shares outstanding - basic	41,994	41,893

Earnings per common share - diluted	$0.18	$0.30

Weighted average common shares outstanding - diluted	42,450	42,627

Supplemental Financial Data
	December 31, 2004	December 31, 2003
	(in thousands)
EBITDA Reconciliation:
Adjusted EBITDA from continuing operations(3)	$25,337	$25,897
Loss from subleases	4,670	—
Litigation settlements	1,672	—

EBITDA from continuing operations(2)	18,995	25,897
Depreciation and other amortization	2,466	1,745
Amortization of other intangible assets	2,616	1,355

Operating income	13,913	22,797
Litigation settlements	1,672	—
Interest expense, net	(1,433)	(780)
Discount on note receivable	(475)	—
Income taxes	(6,060)	(9,353)

Net income	$7,617	$12,664

(2)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.
(3)	Adjusted EBITDA represents EBITDA excluding certain gains, losses and other charges that do not related to the ongoing operations of our business. Adjusted EBITDA as defined above may not be similar to adjusted EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that adjusted EBITDA is useful to investors because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our business.

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004 AND 2003

(in thousands)

	December 31, 2004	December 31, 2003
Operating activities
Net income	$42,878	$59,469
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and other amortization	9,114	7,003
Amortization of other intangible assets	6,836	3,680
Provision for doubtful accounts	7,062	5,109
Income tax benefit from stock option exercises	2,181	11,599
Loss from sale of discontinued operations	—	6,971
Loss on abandoned facilities	4,670	—
Non-cash interest and other	(2,177)	2,814
Changes in operating assets and liabilities
Accounts receivable	(22,411)	179
Prepaid expenses and other current assets	(10,328)	(1,401)
Accounts payable and other liabilities	13,824	6,109
Accrued compensation expense	6,568	(1,841)
Billings in excess of services provided	(7,412)	(3,825)
Income taxes payable	7,638	4,311

Net cash provided by operating activities	58,443	100,177

Investing activities
Purchases of property and equipment	(11,939)	(10,612)
Cash received from sale of discontinued operations	—	12,150
Payments for acquisition of businesses, including contingent payments and acquisition costs	(1,253)	(234,117)
Change in other assets	(501)	838

Net cash used in investing activities	(13,693)	(231,741)

Financing activities
Issuance of common stock, net of offering costs	—	99,223
Issuance of common stock under equity compensation plans	2,870	12,897
Purchase and retirement of common stock	(10,810)	(4,032)
Borrowings under revolving credit facility	47,500	109,121
Payments of revolving credit facility	(47,500)	—
Payments of long-term debt	(16,250)	(85,704)
Payments of debt financing fees, capital lease obligations and other	(621)	(4,082)

Net cash (used in) provided by financing activities	(24,811)	127,423

Net increase in cash and cash equivalents	19,939	(4,141)
Cash and cash equivalents, beginning of period	5,765	9,906

Cash and cash equivalents, end of period	$25,704	$5,765

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2004 AND DECEMBER 31, 2003

(in thousands, except per share amounts)

	December 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$25,704	$5,765
Accounts receivable
Billed	89,536	68,906
Unbilled	30,663	34,672
Allowance for doubtful accounts and unbilled services	(16,693)	(20,045)

	103,506	83,533
Other current assets	21,359	9,905

Total current assets	150,569	99,203

Property and equipment, net	23,342	21,921
Goodwill, net	507,656	514,544
Other intangible assets, net	10,978	10,137
Other assets	15,980	14,760

Total assets	$708,525	$660,565

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$20,771	$18,869
Accrued compensation	39,383	32,815
Current portion of long-term debt	21,250	16,250
Billings in excess of services provided	8,924	16,336

Total current liabilities	90,328	84,270

Long-term debt, less current portion	83,750	105,000
Deferred income taxes, deferred rent and other liabilities	38,293	16,139

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 42,487 shares issued and outstanding in 2004 and 42,253 shares issued and outstanding in 2003	425	423
Additional paid-in capital	333,735	332,823
Unearned compensation	(8,551)	(5,733)
Retained earnings	170,545	127,667
Accumulated other comprehensive loss	—	(24)

Total stockholders’ equity	496,154	455,156

Total liabilities and stockholders’ equity	$708,525	$660,565

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FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	Adjusted EBITDA	Margin	Utilization	Average Rate	Billable Headcount
	(in thousands)
Three Months Ended December 31, 2003						estimated
Forensic and Litigation Consulting	$29,239	n/a	n/a	59%	$245	343
Corporate Finance/Restructuring	58,593	n/a	n/a	90%	$424	305
Economic Consulting	8,393	n/a	n/a	80%	$328	179

EBITDA before corporate expenses	$96,225	$30,239	31.4%	74%	$375	827

Corporate expenses		(4,342)

		$25,897	26.9%

Year Ended December 31, 2003						estimated
Forensic and Litigation Consulting	$103,101	n/a	n/a	70%	$273	343
Corporate Finance/Restructuring	255,336	n/a	n/a	91%	$408	305
Economic Consulting	17,258	n/a	n/a	82%	$291	179

EBITDA before corporate expenses	$375,695	$142,257	37.9%	83%	$363	827

Corporate expenses		(18,720)

		$123,537	32.9%

n/a - data not available

Three Months Ended December 31, 2004
Forensic and Litigation Consulting	$44,760	$11,819	26.4%	72%	$282	357
Corporate Finance/Restructuring	39,223	11,898	30.3%	77%	$463	243
Economic Consulting	20,904	5,221	25.0%	75%	$370	145

EBITDA before corporate expenses	$104,887	28,938	27.6%	74%	$359	745

Corporate expenses		(3,601)

Adjusted EBITDA		$25,337	24.2%

Year Ended December 31, 2004
Forensic and Litigation Consulting	$178,650	$50,556	28.3%	74%	$284	357
Corporate Finance/Restructuring	162,495	50,714	31.2%	82%	$441	243
Economic Consulting	85,860	19,333	22.5%	78%	$374	145

EBITDA before corporate expenses	$427,005	120,603	28.2%	77%	$354	745

Corporate expenses		(19,843)

Adjusted EBITDA		$100,760	23.6%

Outlook Range for 2005

From ($1.20 per share)
Forensic and Litigation Consulting	$200,000	$57,000	28.5%	73%	$299	383
Corporate Finance/Restructuring	170,000	58,000	34.1%	79%	$443	275
Economic Consulting	90,000	21,000	23.3%	71%	$373	155

	$460,000	136,000	29.6%	75%	$361	813

Corporate expenses		(30,000)

		$106,000	23.0%

To ($1.30 per share)
Forensic and Litigation Consulting	$207,000	$62,000	30.0%	73%	$299	400
Corporate Finance/Restructuring	177,000	60,000	33.9%	80%	$441	296
Economic Consulting	96,000	22,000	22.9%	71%	$373	165

	$480,000	144,000	30.0%	75%	$359	861

Corporate expenses		(31,000)

		$113,000	23.5%

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